Filed under Rule 424(b)(3), Registration Statement No. 333-152418
Pricing Supplement No. 229 — dated Monday, July 27, 2009 (To: Prospectus Dated July 21, 2008)

CUSIP	Aggregate	Price to	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
Number	Principal Amount	Public	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking

06050WBN4	[$]	100.000%	1.800%	[$]	FIXED	6.750%	SEMI-ANNUAL	08/15/2019	02/15/2010	$35.44	YES	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital, LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors

			Offering Dates: Monday, July 27, 2009 through Monday, August 03, 2009							Bank of America InterNotes
			Trade Date: Monday, August 03, 2009 @ 12:00 PM ET							Prospectus dated 21-Jul-08
Settlement Date: Thursday, August 06, 2009
Minimum Denomination/Increments: $1,000.00/$1,000.00
Bank of America	Moody’s Investor Services Rating: Senior: A2
S & P Ratings Services Rating: Senior: A
Fitch Inc. Rating: Senior: A+
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.